Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), Mylan Inc. and Mylan Specialty L.P. (collectively, “Mylan”), and Relators identified in the cases listed in Paragraph B of the Recitals to this Agreement (“Relators”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A.        Defendant Mylan Inc. is a corporation incorporated in Pennsylvania with its principal offices in Canonsburg, Pennsylvania. Mylan Inc., through its subsidiaries, manufactures, markets, and sells pharmaceuticals. Mylan Inc. acquired Dey Pharma, L.P. (“Dey”) as a wholly-owned subsidiary in 2007, and changed Dey’s name to Mylan Specialty L.P. in 2012 (collectively referred to hereafter as “Mylan Specialty”). Defendant Mylan Specialty L.P. is a Delaware limited partnership with its principal place of business in Morgantown, West Virginia, and is a wholly-owned subsidiary of Mylan Inc. At all relevant times, Mylan Specialty has owned the exclusive rights to sell EpiPen® and EpiPen Jr.® products, identified by National Drug Codes 49502-0500-01, 49502-0500-02, 49502-0501-01, and 49502-0501-02, (collectively, “EpiPen”) in the United States.

B.        On July 29, 2016, sanofi-aventis US LLC (“Sanofi”) filed a qui tam action in the United States District Court for the District of Massachusetts captioned United States, et al. ex rel. sanofi-aventis US LLC v. Mylan Inc., et al., No. 16cv11572-ADB, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b), and filed an amended qui tam complaint on August 4, 2016. On December 8, 2016, Ven-A-Care of the Florida Keys, Inc. (“Ven-A-Care”) filed a qui tam action in the Southern District of New York captioned United States, et al. ex rel. Ven-A-Care of the Florida Keys, Inc. v. Mylan Inc., et al., No. 16-CV-9484

(JGK), and an amended qui tam complaint on January 3, 2017. On January 19, 2017, Ven-A-Care’s qui tam action was transferred to the District of Massachusetts under the same caption and later assigned Case No. 17-10140-ADB. Ven-A-Care and Sanofi are collectively referred to herein as “Relators” and Sanofi’s and Ven-A-Care’s qui tam complaints are collectively referred to as the “Civil Actions.” Relators allege, inter alia, that Mylan misclassified EpiPen as a “noninnovator multiple source” drug, rather than as a “single source” drug, for Medicaid Drug Rebate Program purposes and underpaid rebates owed to the Medicaid Program for EpiPen as a result of this misclassification.

C.        The United States contends that (1) Mylan submitted or caused to be submitted claims for payment to the Medicaid Program, 42 U.S.C. §§ 1396-1396w-5 (“Medicaid”) for EpiPen; (2) Mylan Specialty entered into a Rebate Agreement with the Secretary of HHS in exchange for Medicaid’s coverage of EpiPen; and (3) under the Rebate Agreement and 42 U.S.C. § 1396r-8 (“Rebate Statute”), Mylan Specialty was required to submit pricing information on a quarterly basis to the Centers for Medicare and Medicaid Services (“CMS”) regarding EpiPen and pay quarterly rebates to Medicaid, per unit of EpiPen dispensed to Medicaid beneficiaries.

D.        The United States contends that it has certain civil claims against Mylan from July 29, 2010 to March 31, 2017. Specifically, the United States contends that Mylan Specialty knowingly submitted false statements to CMS and/or to State governments that incorrectly classified EpiPen as a “noninnovator multiple source” drug, as opposed to a “single source” or “innovator multiple source” drug, as those terms are defined in the Rebate Statute and Rebate Agreement. The United States further contends that Mylan Specialty was required to report a Best Price, as that term is defined in the Rebate Statute and Rebate Agreement, for all “single source” and “innovator multiple source” drugs, but that Mylan Specialty did not report a Best

Price for EpiPen. The United States asserts that, as a result, Mylan (1) caused to be submitted false claims relating to the classification of EpiPen for Medicaid rebate purposes; (2) underpaid rebates to Medicaid for EpiPen; and (3) overcharged certain entities (hereinafter known as the “340B Covered Entities”) that participated in the 340B Drug Pricing Program, 42 U.S.C. § 256b, which is part of the Public Health Service Act, 42 U.S.C. §§ 201-300ggg-92. The alleged conduct set forth in this Paragraph constitutes the “Covered Conduct” for purposes of this Agreement. No statements by Mylan prior to the Effective Date of this Agreement as to the settlement of this matter shall be construed as denying the Covered Conduct.

E.        Each Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to that Relator’s reasonable expenses, attorney’s fees and costs.

F.        Mylan has entered into, or will be entering into, separate settlement agreements, described in Paragraph 1.b below (the “Medicaid State Settlement Agreements”), with the states (the “Medicaid Participating States”) in settlement of the conduct released in those separate Medicaid State Settlement Agreements.

In consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.        Mylan shall pay to the United States, the Medicaid Participating States, and the 340B Covered Entities, collectively, the sum of four hundred sixty-five million dollars ($465,000,000), plus interest accruing at an annual simple rate of 1.625% from October 6, 2016, and continuing until and including the day of payment (collectively, the “Settlement Amount”), as specified in Subparagraphs (a) through (c) below. The Settlement Amount shall constitute a debt immediately due and owing to the United States, the Medicaid Participating States, and the

340B Covered Entities on the Effective Date of this Agreement. This debt shall be discharged by payments to the United States, the Medicaid Participating States, and the 340B Covered Entities as follows:

a.        No later than ten business days after the Effective Date of this Agreement, Mylan shall pay the sum of two hundred thirty-one million seven hundred sixty-four thousand dollars ($231,764,000), plus accrued interest as set forth above (the “Federal Settlement Amount”), to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States.

b.        Mylan shall pay to the Medicaid Participating States the sum of two hundred thirteen million nine hundred thirty-six thousand dollars ($213,936,000), plus accrued interest as set forth above (the “State Settlement Amount”), pursuant to the terms of the Medicaid State Settlement Agreements that Mylan has entered into or will enter into with the States. In the event one or more of the States do not sign a Medicaid State Settlement Agreement, the portion of the State Settlement Amount shall be reduced by the amount allocable to such State or States, and that amount shall not be owed and, if previously paid into escrow by Mylan, shall be returned to Mylan.

c.        As provided in written instructions by the United States, Mylan shall pay the sum of nineteen million three hundred thousand dollars ($19,300,000) to the 340B Covered Entities, plus accrued interest as set forth above (the “340B Settlement Amount”). The 340B Settlement Amount shall be paid into an escrow account with a national banking institution (the “340B Deposit Account”) no later than ten business days after the Effective Date of this Agreement and shall be deemed to accrue interest as set forth above. The 340B Settlement Amount shall be distributed as follows:

(1)         Within 180 days of the Effective Date of this Agreement, Mylan shall issue a report to the United States which (a) documents the amounts needed to pay each 340B Covered Entity for any alleged overcharges that were caused by the claims in the Covered Conduct (including each entity’s proportionate share of accrued interest) and (b) contains the underlying calculations used to arrive at such amounts.

(2)         Within 30 days of this report, Mylan shall cause checks drawn on the 340B Deposit Account to be issued to each 340B Covered Entity in the amounts determined; provided, however, that the total amount paid to all 340B Covered Entities shall not exceed the 340B Settlement Amount, plus interest accrued, and each 340B Entity shall receive its pro-rata share of the 340B Settlement Amount as determined by the report described in Paragraph 1(c)(1). If any checks issued to the 340B Covered Entities are not cashed within 180 days after the date of the check issuance, Mylan will notify the Civil Division of the United States Department of Justice of this fact within 10 business days after the expiration of the 180-day period after check issuance. Mylan agrees to transfer all remaining assets contained in the 340B Deposit Account (including any interest that has accrued) to the United States by electronic transfer within 5 days after receiving written instructions from the Civil Division of the United States Department of Justice.

2.        Conditioned upon the United States receiving the Federal Settlement Amount from Mylan and as soon as feasible after receipt, the United States shall pay $38,767,136.50 to Sanofi by electronic funds transfer to Sanofi’s counsel’s client funds trust account, pursuant to written instructions to be provided by undersigned counsel for Sanofi.

3.        Subject to the exceptions in Paragraph 6 (concerning excluded claims) below, and conditioned upon Mylan’s full payment of the Settlement Amount, the United States releases Mylan from any civil or administrative monetary claim the United States has for the Covered

Conduct under the False Claims Act, 31 U.S.C. §§ 3729-33; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-12; the 340B Drug Pricing Program, 42 U.S.C. § 256b; the Medicaid Rebate Statute, 42 U.S.C. § 1396r-8; or any statutory provision for which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 CFR Part 0, Subpart I, ..45(d); and the common law theories of payment by mistake, unjust enrichment, and fraud.

4.a.        Subject to the exceptions in Paragraph 6 below, and conditioned upon Mylan’s full payment of the Federal and 340B Settlement Amounts, each Relator, for itself and for its respective heirs, successors, attorneys, agents, and assigns, releases Mylan and all of its past, present, and future successors, predecessors, subsidiaries, divisions, departments, affiliates, directors, officers, agents, and employees, from any and all claims, demands, actions, suits, debts, damages, attorneys’ fees and costs, losses, claims for payment of unpaid fees, requests for indemnity, and/or causes of action that have been brought or could have been brought, are currently pending or were pending, or are ever brought in the future, on behalf of the United States in any forum, arising out of or related in any way to the Covered Conduct or the Civil Actions, whether known or unknown, disclosed or undisclosed, asserted or unasserted, under or pursuant to any agreement, statute, regulation, common law, or equity.

4.b.        Subject to the exceptions in Paragraph 6 below, and conditioned upon Mylan’s full payment of the State Settlement Amount, each Relator, for itself and for its respective heirs, successors, attorneys, agents, and assigns, releases Mylan and all of its past, present, and future successors, predecessors, subsidiaries, divisions, departments, affiliates, directors, officers, agents, and employees, from any and all remaining claims, demands, actions, suits, debts, damages, attorneys’ fees and costs, losses, claims for payment of unpaid fees, requests for indemnity, and/or causes of action that have been brought or could have been brought, are currently pending or were pending, or are ever brought in the future, in any forum, arising out of or related in any way to the Covered Conduct or the Civil Actions, whether known or unknown, disclosed or undisclosed, asserted or unasserted, under or pursuant to any agreement, statute, regulation, common law, or equity, including without limitation any state-law claims in the Civil Actions and any claims that have been or could be asserted on behalf of a State (whether or not such State is a Medicaid Participating State as defined in this Agreement).

5.        In consideration of the obligations of Mylan in this Agreement and the Corporate Integrity Agreement (“CIA”) entered into between the OIG-HHS and Mylan and conditioned upon Mylan’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Mylan Inc. and Mylan Specialty L.P. under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 6 (concerning excluded claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Mylan Inc. and/or Mylan Specialty L.P. from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 6, below.

6.        Notwithstanding the releases given in Paragraphs 3 and 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability of individuals;

g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

h.	Any liability for failure to deliver goods or services due; and

i.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

7.        Relators and each Relator’s respective heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon receipt of the payments described in Paragraph 2, Relators and each Relator’s respective heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Actions or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Actions.

8.        Mylan has agreed to pay the Relators’ attorney’s fees and costs in full satisfaction of any claim Relators may have for attorney’s fees and costs under 31 U.S.C. § 3730(d) incurred in connection with the Civil Actions. Such payment shall be made within ten business days of the Effective Date of this Agreement to the respective Relator’s counsel, by electronic funds transfer pursuant written instructions to be provided by such Relator’s counsel. Conditioned upon such payments, each Relator, for itself, and for each of its respective heirs, successors, attorneys, agents, and assigns, releases Mylan and all of its past, present, and future successors, predecessors, subsidiaries, divisions, departments, affiliates, directors, officers, agents, and employees, from any liability to Relators for expenses or attorney’s fees and costs arising from the filing of the Civil Actions or under 31 U.S.C. § 3730(d).

9.        Mylan waives and shall not assert any defenses Mylan may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

10.      Mylan fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Mylan has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

11.      Mylan, for itself and for its respective heirs, successors, attorneys, agents, and assigns, fully and finally releases the Relators, and their past, present, and future successors, predecessors, subsidiaries, divisions, departments, affiliates, directors, officers, agents, attorneys and employees, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Mylan has asserted, could have asserted, or may assert in the future against the Relators, or any of their past, present, and future successors, predecessors, subsidiaries, divisions, departments, affiliates, directors, officers, agents, attorneys and employees related to the Civil Actions or the Covered Conduct and the Relators’ investigation and prosecution thereof.

12.        The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier), Medicaid, or any State payer, related to the Covered Conduct; and Mylan agrees not to resubmit to any Medicare contractor, Medicaid, or any State payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

13.        Mylan agrees to the following:

a.        Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.20547; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Mylan, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)	Mylan’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payment Mylan makes to the United States pursuant to this Agreement and any payments that Mylan may make to any Relator, including costs and attorney’s fees; and

(6)	the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (“FEHBP”) (hereinafter referred to as “Unallowable Costs”). However, nothing in Paragraph 13.a(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Mylan.

b.          Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Mylan, and Mylan shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Mylan or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.          Treatment of Unallowable Costs Previously Submitted for Payment: Mylan further agrees that, within 90 days of the Effective Date of this Agreement, it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Mylan or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Mylan agrees that the United States, at a minimum, shall be entitled to recoup from Mylan any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Mylan or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Mylan or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.        Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Mylan’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

14.        Mylan agrees to cooperate fully and truthfully in the event of any investigation relating to the Covered Conduct by the United States of individuals and entities not released in this Agreement. Upon reasonable notice, Mylan shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Mylan further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

15.        This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 16 (waiver for beneficiaries paragraph), below.

16.        Mylan agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

17.        Upon Mylan’s payment of the Federal Settlement Amount and the 340B Settlement Amount as described in Paragraph 1, above, and Mylan’s payments to the Relators described in Paragraph 8, above, the Parties shall promptly sign and file in each Civil Action a Joint Stipulation of Dismissal of the claims brought on behalf of the United States in the Civil Action with Prejudice, pursuant to the terms of this Settlement Agreement and pursuant to Rule 41(a)(1). Upon Mylan’s payment of the State Settlement Amount as described in Paragraph 1, above, Mylan and the Relators shall promptly sign and file in each Civil Action a Joint Stipulation of Dismissal, with prejudice, of all remaining claims in the Civil Action, including any claims brought on behalf of a State, pursuant to the terms of this Settlement Agreement and pursuant to Rule 41(a)(1). These Joint Stipulations of Dismissal of all remaining claims in the Civil Actions shall be without prejudice as to any State on whose behalf a claim was brought which is not a Medicaid Participating State as described in paragraph F, above, and with prejudice as to all Medicaid Participating States.

18.        Except as otherwise provided herein, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

19.        Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

20.        This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Massachusetts. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

21.        This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

22.        For the avoidance of doubt, and notwithstanding anything to the contrary herein, Mylan and Sanofi agree that neither this Agreement nor any release contained in this Agreement shall apply in any way to bar any claims or other relief by Sanofi against Mylan pending in Sanofi-Aventis U.S. LLC v. Mylan Inc. and Mylan Specialty, L.P., 17-cv-02763 (D.N.J.) (and as transferred for pretrial purposes: Sanofi-Aventis U.S. LLC v. Mylan Inc., et al., No. 17-CV-02452-DDC-TJJ (D. Kan.)) or In re EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices and Antitrust Litigation, 17-md-02785-DDC-TJJ/MDL 2785 (D. Kan.), or any compulsory counterclaims by Mylan against Sanofi arising out of such claims.

23.        The undersigned individuals and counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

24.        This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

25.        This Agreement is binding on Mylan’s successors, transferees, heirs, and assigns.

26.        This Agreement is binding on each Relator’s respective successors, transferees, heirs, and assigns.

27.        All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

28.        This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 8/16/17	BY:	/s/ Augustine M. Ripa
AUGUSTINE M. RIPA
NICHOLAS C. PERROS
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED: 8/17/17	BY:	/s/ Gregg Shapiro
GREGG SHAPIRO
KRISS BASIL
Assistant United States Attorneys
United States Attorney’s Office for the
District of Massachusetts

DATED: 8/16/17	BY:	/s/ Lisa M. Re
LISA M. RE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

MYLAN INC. - DEFENDANT

DATED: 8/15/17	BY:	/s/ Brian S. Roman
BRIAN S. ROMAN
Global General Counsel

DATED: 8/16/17	BY:	/s/ Mitchell E. Zamoff
MITCHELL E. ZAMOFF
Counsel for Mylan Inc.

MYLAN SPECIALTY L.P. - DEFENDANT

DATED: 8/15/17	BY:	/s/ Brian S. Roman
BRIAN S. ROMAN
Global General Counsel

DATED: 8/16/17	BY:	/s/ Mitchell E. Zamoff
MITCHELL E. ZAMOFF
Counsel for Mylan Specialty L.P.

sanofi-aventis US LLC - RELATOR

DATED: 8/16/17	BY:	/s/ Chan Lee
CHAN LEE
General Counsel North America, Sanofi US
sanofi-aventis US LLC

DATED: 8/16/17	BY:	/s/ Robert M. Thomas, Jr. / SED
ROBERT M. THOMAS, JR.
Counsel for sanofi-aventis US LLC

DATED: 8/16/17	BY:	/s/ Suzanne E. Durrell
SUZANNE E. DURRELL
Counsel for sanofi-aventis US LLC

Ven-A-Care of the Florida Keys, Inc. - RELATOR

DATED: 8/16/17	BY:	/s/ John Lockwood, M.D.
JOHN LOCKWOOD, M.D.
Individually and as Vice President on behalf of
Ven-A-Care of the Florida Keys, Inc.

DATED: 8/16/17	BY:	/s/ James J. Breen
JAMES J. BREEN
Counsel for Ven-A-Care of the Florida Keys, Inc.
and John Lockwood, M.D.

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